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                                                                    EXHIBIT 12.1

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

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                                                                       HISTORICAL
                                  --------------------------------------------------------------------------------------
                                        Six Months
                                          Ended
                                         June 30,                             Year Ended December 31,
                                  ---------------------     ------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                  --------     --------     --------     --------     --------     --------     --------
Earnings                          $ 42,653     $ 45,098     $ 92,945     $127,056     $ 50,358     $ 29,535     $ 15,740
Fixed charges:
   Interest expense                169,332      122,604      269,826      140,094       89,424       51,385       24,802
   Capitalized interest              3,617        4,439        9,278        6,600        2,800        1,300          821
   Preferred stock dividends        45,394       32,316       63,183       56,885       26,533        2,315           --
                                  --------     --------     --------     --------     --------     --------     --------

       Total fixed charges(C)      218,343      159,359      342,287      203,579      118,757       55,000       25,623
                                  --------     --------     --------     --------     --------     --------     --------

Earnings before fixed
    charges(B)                    $260,996     $204,457     $435,232     $330,635     $169,115     $ 84,535     $ 41,363
                                  ========     ========     ========     ========     ========     ========     ========

   Interest expense                169,332      122,604      269,826      140,094       89,424       51,385       24,802
   Capitalized interest              3,617        4,439        9,278        6,600        2,800        1,300          821
                                  --------     --------     --------     --------     --------     --------     --------

Total fixed charges
   excluding preferred
   stock dividends(A)              172,949      127,043      279,104      146,694       92,224       52,685       25,623
                                  ========     ========     ========     ========     ========     ========     ========
Ratio of earnings to fixed
   charges (B divided by A)           1.51         1.61         1.56      2.3:1.0      1.8:1.0      1.6:1.0      1.6:1.0
                                  ========     ========     ========     ========     ========     ========     ========
                                                                              2.3          1.8          1.6          1.6
Ratio of earnings to fixed
   charges and preferred
   dividends (B divided by C)         1.20         1.28         1.27         1.62         1.42         1.54         1.61
                                  ========     ========     ========     ========     ========     ========     ========
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